Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-253293

Ford Motor Credit Company LLC

Final Term Sheet

6.950% Notes due 2026

7.200% Notes due 2030

6.950% Notes due 2026

Issuer:	Ford Motor Credit Company LLC

Trade Date:	June 5, 2023

Settlement Date:	June 8, 2023 (T+3)

Stated Maturity:	June 10, 2026

Principal Amount:	$900,000,000

Interest Rate:	6.950%

Benchmark Treasury:	3.625% due May 15, 2026

Benchmark Treasury Yield and Price:	4.111%; 98-21 ¼

Yield to Maturity:	6.950%

Price to Public:	100.000% of principal amount plus accrued interest from June 8, 2023

Underwriting Discount:	0.600%

Net Proceeds (Before Expenses) to Issuer:	$894,600,000 (99.400%)

Interest Payment Dates:	Semi-annually on each June 10 and December 10, beginning December 10, 2023 (long first coupon)

Redemption Provision:

Make-Whole Call: The Notes may be redeemed, in whole or in part, prior to May 10, 2026 (one month prior to maturity date) (the “2026 Notes Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the 2026 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest to the redemption date.

Par Call: The Notes may be redeemed, in whole or in part, on or after the 2026 Notes Par Call Date, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:	Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

Lloyds Securities Inc.

Wells Fargo Securities, LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Co-Managers:

BBVA Securities Inc.

ING Financial Markets LLC

Santander US Capital Markets LLC

Academy Securities, Inc.

Great Pacific Securities

Drexel Hamilton, LLC

Loop Capital Markets LLC

Siebert Williams Shank & Co., LLC

CUSIP/ISIN:	345397D26 / US345397D260

7.200% Notes due 2030

Issuer:	Ford Motor Credit Company LLC

Trade Date:	June 5, 2023

Settlement Date:	June 8, 2023 (T+3)

Stated Maturity:	June 10, 2030

Principal Amount:	$850,000,000

Interest Rate:	7.200%

Benchmark Treasury:	3.750% due May 31, 2030

Benchmark Treasury Yield and Price:	3.768%; 99-28+

Yield to Maturity:	7.200%

Price to Public:	100.000% of principal amount plus accrued interest from June 8, 2023

Underwriting Discount:	0.825%

Net Proceeds (Before Expenses) to Issuer:	$842,987,500 (99.175%)

Interest Payment Dates:	Semi-annually on each June 10 and December 10, beginning December 10, 2023 (long first coupon)

Redemption Provision:

Make-Whole Call: The Notes may be redeemed, in whole or in part, prior to April 10, 2030 (two months prior to maturity date) (the “2030 Notes Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the 2030 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest to the redemption date.

Par Call: The Notes may be redeemed, in whole or in part, on or after the 2030 Notes Par Call Date, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

Lloyds Securities Inc.

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

RBC Capital Markets, LLC

Morgan Stanley & Co. LLC

Co-Managers:

BBVA Securities Inc.

ING Financial Markets LLC

Santander US Capital Markets LLC

Academy Securities, Inc.

Great Pacific Securities

Drexel Hamilton, LLC

Loop Capital Markets LLC

Siebert Williams Shank & Co., LLC

CUSIP/ISIN:	345397D42 / US345397D427

It is expected that delivery of the Notes will be made against payment therefor on or about June 8, 2023, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Barclays Capital Inc. at 1-888-603-5847, BNP Paribas Securities Corp. at 1-800-854-5674, Credit Agricole Securities (USA) Inc. at 1-800-807-6030, Goldman Sachs & Co. LLC at 1-866-471-2526, Lloyds Securities Inc. at 1-212-827-3145, or Wells Fargo Securities, LLC at 1-800-645-3751.